FUND ASSET MANAGEMENT MASTER TRUST

MASTER LOW DURATION BOND FUND

FILE # 811- 10089

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
7/26/2005	CIT Group 7/25/49	17,700	1,500,000	Goldman Sachs Lehman Brothers Merrill Lynch Citigroup JP Morgan Wachovia Bear Stearns BNP Paribas Sec HSBC Sec.
8/11/2005	Platinum Underwriters 6.37% 11/16/07	2,025,000	137,500,000	Goldman Sachs Merrill Lynch
9/13/2005	Marsh & Mclennan 5% 9/16/10	565,000	550,000,000	Citigroup Goldman Sachs Banc of America Deutsche Bank Merrill Lynch UBS Sec ABN Incorporated Morgan Stanley Scotia Capital Wells Fargo